EFFECTIVE AUGUST 23RD, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) December 3, 2004


                               GraphOn Corporation
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                   0-21683                  13-3899021
 -----------------------------     ---------                ------------
      (State or other             (Commission              (IRS Employer
 jurisdiction of incorporation)   File Number)          Identification No.)


         3130 Winkle Avenue, Santa Cruz, CA                    95065
         ----------------------------------                   --------
      (Address of principal executive offices)               (Zip Code)


                Registrant's telephone number: (800) 472-7466


                                     N/A
         ------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
   (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


Item 1.01 Entry into a Material Definitive Agreement.

      On December 3, 2004, GraphOn Corporation (the "Company") entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") with Network Engineering Software, Inc., a California corporation ("NES"), pursuant to which the Company has agreed to acquire NES in exchange for 10,000,000 shares of the Company's common stock and the payment of certain outstanding liabilities of NES aggregating approximately $900,000. Although no assurance can be given, the closing is expected to occur prior to the end of the year.

      The Reorganization Agreement provides for the merger of a wholly-owned subsidiary of the Company into NES, with NES as the surviving corporation (the "Merger"). The surviving corporation of the Merger will then merge with and into a limited liability company that is wholly owned by the Company, with the LLC as the surviving entity. At the effective time of and as a result of the Merger,
(i) NES would become a wholly-owned subsidiary of the Company and (ii) each share of NES common stock would be converted into shares of the Company's common stock, at an exchange ratio determined pursuant to a formula set forth in the Reorganization Agreement, plus cash in lieu of any fractional shares. The shares of the Company's common stock to be issued in connection with the Merger will be issued in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature and limited number of NES shareholders. In making this determination the Company relied in part upon representations made by each NES shareholder. The shareholders of NES will have the right to require the Company to register the shares received in connection with the Merger.

       The Company and NES have made customary representations, warranties and covenants in the Reorganization Agreement, and the NES shareholders will indemnify the Company for breaches of and inaccuracies in such representations, warranties and covenants, up to specified limitations. This indemnification obligation is secured by an escrow of certain of the shares of the Company's common stock to be issued in the Merger. The consummation of the Merger is subject to various terms and conditions, including the approval of the NES shareholders, settlement of certain NES legal proceedings and disputes and completion of a $3.2 million equity financing. The Reorganization Agreement contains certain termination rights for both the Company and NES.

      In connection with the execution of the Reorganization Agreement, the Company has entered into voting agreements with two shareholders of NES pursuant to which such persons have agreed to vote their respective NES shares in favor of the transaction, subject to the terms and conditions of the voting agreements.

      In the event of the consummation of the Merger, the President and majority shareholder of NES (the "Shareholder"), would enter into an employment arrangement with the Company. In addition, on October 6, 2004 the Company loaned $350,000 to the Shareholder pursuant to a promissory note ("Note") executed by the Shareholder. Interest accrues at the rate of 3.62% per year over the five-year term of the Note. The Shareholder's obligation to repay the Company is secured by certain of the Shareholder's shares of NES common stock (which will be converted into shares of the Company's stock in connection with the Merger).

      A copy of the Reorganization Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement.

      A copy of the Company's press release dated December 6, 2004 announcing the execution of the Reorganization Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

      The information contained in Item 1.01 above is incorporated into this
Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.         Exhibit Title
-----------         ----------------------------------------------------
2.1                 Agreement and Plan of Merger and Reorganization dated
                    December 3, 2004, by and among the Company, GraphOn Via Sub
                    III Inc., GraphOn NES Sub, LLC, NES and Ralph Wesinger (1)

99.1                Press Release issued December 6, 2004
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(1) Schedules omitted from Exhibit C to the Reorganization Agreement pursuant to
Section (2) of Item 601 of Regulation S-K. The Company hereby undertakes to provide the Commission with copies of such omitted schedules upon request.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GRAPHON CORPORATION
                                                (Registrant)

Date:  December 9, 2004                 By: /s/ William Swain
                                            -----------------
                                                (Signature)
                                              William Swain
                                          Chief Financial Officer